As filed with the Securities and Exchange Commission on June 4, 2018.

Registration No. 333-210266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0290150
(State of incorporation)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Heather A. Humphrey

Senior Vice President—General Counsel and Corporate Secretary

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement referred to below is being filed by Westar Energy, Inc. (“Westar” or the “Registrant”) in order to remove from registration all equity securities registered for issuance pursuant to the Registration Statement on Form S-3 (File No. 333-210266) originally filed with the Securities and Exchange Commission on March 18, 2016 (the “Registration Statement”), which are as follows: (i) common stock, par value of $5.00 per share, (ii) preferred stock, $100 par value, (iii) preferred stock, without par value, (iv) preference stock, without par value, and (v) depositary shares representing preferred or preference stock. Only these securities are hereby expressly deregistered.

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 by and among Westar, Great Plains Energy Incorporated, Evergy, Inc. (formerly known as Monarch Energy Holding, Inc.) (“Evergy”) and King Energy, Inc. (“King Energy”), on June 4, 2018, King Energy merged with and into Westar, with Westar continuing as the surviving corporation and as a wholly-owned subsidiary of Evergy (the “Merger”). As a result of the Merger, the Registrant is terminating all offerings of equity securities pursuant to the Registration Statement. Accordingly, in accordance with an undertaking made by the Registrant in each Registration Statement, the Registrant is filing this Post-Effective Amendment to remove from registration all registered but unsold equity securities under the Registration Statement and to terminate the effectiveness of the Registration Statement with respect to such equity securities. The Registration Statement will remain effective with respect to the Registrant’s (i) unsecured senior debt securities, (ii) unsecured subordinated debt securities, and (iii) secured debt securities.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Topeka, State of Kansas, on this 4th day of June, 2018.

WESTAR ENERGY, INC.

By:	/s/ Anthony D. Somma
Anthony D. Somma
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.